Exhibit 99.1

Investor Contacts:
Universal Power Group, Inc.	Cameron Associates
Mimi Tan, 469-892-1122	Amy Glynn, CFA, 212-554-5464
tanm@upgi.com	amy@cameronassoc.com

UNIVERSAL POWER GROUP RENEWS CREDIT FACILITY WITH COMPASS BANK

Increases Line of Credit to $30 Million

CARROLLTON, Texas — August 3, 2007 — Universal Power Group, Inc. (AMEX: UPG), a leading provider of third-party logistics and supply chain management services and a global distributor of batteries, security products and related portable power products, today announced that it has renewed its revolving credit facility with Compass Bank, effective June 19, 2007. Under the new facility, the line of credit was increased to $30 million from $16 million. The credit facility will expire on July 5, 2012.

The Company’s previous credit facility with Compass Bank expired on May 5, 2007, but was extended to allow time to complete negotiations to renew and increase the credit facility with Compass Bank.

Randy Hardin, President and CEO of UPG, stated, “This new line of credit provides UPG with additional financial flexibility to support and grow our business. We are sharply focused on expanding our product line, our markets and our geographic reach and this increased liquidity will help us achieve our goals.”

About Universal Power Group, Inc.

Universal Power Group, Inc. is a leading provider of third-party logistics and supply chain management services, and a distributor of batteries, security products and related portable power products to various industries. UPG’s supply chain services include procurement, warehousing, inventory management, distribution, fulfillment, and value-added services such as sourcing, custom battery pack assembly, coordination of battery recycling efforts, custom kitting, and product design and development. UPG’s range of product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, cellular and Bluetooth accessories, related portable power products, jump-starters, 12-volt DC accessories, and security products. For more information, please visit UPG’s website at www.upgi.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission. Specifically, historical financial results are not necessarily indicative of future performance.